Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the Common Stock, par value $.0001 per share, of KapStone Paper and Packaging Company beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Date: June 9, 2008

/s/Matthew Kaplan
Matthew Kaplan

MATTHEW KAPLAN, 2008 GRAT UAD 02/27/08

	By:	/s/Matthew Kaplan
	Name:	Matthew Kaplan
	Title:	Trustee